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                                                                    EXHIBIT 11.1

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.


                        STATEMENTS OF COMPUTATION OF NET
                          INVESTMENT INCOME PER LIMITED
                                PARTNERSHIP UNIT


                                              For the Three Months           For the Six Months
                                                 Ended June 30,                Ended June 30,
                                           -------------------------     -------------------------
                                              2001           2000           2001           2000
                                           ----------     ----------     ----------     ----------
Net Investment Loss                        $  (69,274)    $  (62,760)    $ (110,820)    $ (125,395)

Percentage Allocable to Limited Partners          112%           100%           107%           100%
                                           ----------     ----------     ----------     ----------

Net Investment Loss Allocable
   to Limited Partners                     $  (77,413)    $  (62,760)    $ (118,959)    $ (125,395)
                                           ==========     ==========     ==========     ==========

Weighted Average Number of Limited
   Partnership Units Outstanding              805,741        869,796        805,741        869,796
                                           ==========     ==========     ==========     ==========

Net Investment Loss Per Limited
   Partnership Unit                        $    (0.10)    $    (0.07)    $    (0.15)    $    (0.14)
                                           ==========     ==========     ==========     ==========